Exhibit 10.23
Letter of Indemnification
Dated December 15, 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitee defined in this Letter of Indemnification

THIS LETTER OF INDEMNIFICATION (this “Letter”) was made on December 15, 2009 by
Rank Group Limited (registered in New Zealand, with registered office at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
The Indemnitee (as defined below).
BACKGROUND
A.	Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) acquired, both directly and through a subsidiary, (i) the Closure Systems International Group from Closure Systems International (NZ) Limited and (ii) the Reynolds Consumer Products Group from Reynolds Consumer Products (NZ) Limited (together, the “Acquisition”). In connection with the Acquisition, the existing financing arrangements put in place for the original acquisitions of the Closure Systems International group of companies (the “CSI Group”), the Reynolds Consumer Products group of companies (the “RCP Group”) and the SIG group of companies (the “SIG Group”) were amended or replaced.

B.	In connection with the Acquisition, SIG Euro Holding AG & Co. KGaA was required to:
1.	enter into a new senior secured credit agreement dated November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein, the guarantors listed therein, the lenders listed therein and Credit Suisse as Administrative Agent (as defined therein) for the lenders, which will provide for, among other things, (i) a U.S. dollar senior secured term loan in an aggregate principal amount of approximately US$1,035 million, (ii) a Euro term loan in an aggregate principal amount of approximately €250 million, (iii) a revolving U.S. dollar credit facility in an aggregate principal amount of approximately US $120 million and (iv) a revolving credit facility in an aggregate principal amount of approximately €80 million (the “Credit Agreement”);

2.	enter into a supplemental indenture dated November 5, 2009, (the “Supplemental Indenture”) in respect of an indenture dated November 5, 2009, relating to new senior secured notes due 2016 in an aggregate principal amount of US$1, 125 million and €450 million (the “New Notes”):

3.	enter into a joinder agreement dated November 5, 2009, in respect of a purchase agreement relating to the New Notes dated October 29, 2009, (the “Joinder Agreement”);

4.	enter into a registration rights agreement relating to the New Notes dated November 5, 2009 (the “Registration Rights Agreement”);

5.	enter into a new intercreditor agreement between, among others, Credit Suisse as administrative agent for the lenders under the Credit Agreement, The Bank of New York Mellon as trustee under the New Notes, The Bank of New York Mellon as the collateral agent and certain members of the CSI Group, the RCP Group and the SIG Group in respect of the Credit Agreement and the New Notes (the “First Lien Intercreditor Agreement”);

6.	enter into an amendment and restatement in respect of an existing intercreditor agreement, dated 11 May 2007, between, among others, RGHL, the senior lenders (as identified therein), as from time to time amended, supplemented or modified, in order to (i) regulate the relationship between the Credit Agreement and the New Notes on the one hand and certain existing senior notes due 2016 and senior subordinated notes due 2017 issued by Beverage Packaging Holdings (Luxembourg) II S.A. on the other, and (ii) add, among others, Credit Suisse as administrative agent for the lenders under the Credit Agreement, The Bank of New York Mellon as trustee under the New Notes, The Bank of New York Mellon as the collateral agent and certain members of the CSI Group, the RCP Group and the SIG Group to these arrangements (the “Existing Intercreditor Agreement”);

7.	provide guarantees and security in respect of the Credit Agreement and the New Notes,
(the Credit Agreement, the Supplemental Indenture, the Joinder Agreement, the Registration Rights Agreement, the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement collectively, the “Transaction Documents”).

C.	To the extent that the Transaction Documents create a contractual relationship between SIG Euro Holding AG & Co. KGaA and its general partner SIG Reinag AG, SIG Euro Holding AG & Co. KGaA is represented by its supervisory board.

D.	Rank has agreed to provide an indemnity to the Indemnitee as further described below.
It is the intention of Rank that this document be executed as a deed poll in favour and for the benefit of the Indemnitee.
IT IS AGREED as follows:

1.	Definitions
“Indemnitee” means Mr. Peter Holtmann.
2.	Indemnification

Rank shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) the Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by the Indemnitee or on the Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of SIG Euro Holding AG & Co. KGaA in his or her capacity as a supervisory board member of SIG Euro Holding AG & Co. KGaA in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Acquisition, including but not limited to, the Transaction Documents (“Indemnified Liabilities”).

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, the Indemnitee shall not be entitled to indemnification under this Letter:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the Indemnitee by SIG Euro Holding AG & Co. KGaA or any affiliate of Rank otherwise than pursuant to this Letter; or

(e)	in connection with any proceeding (or part thereof) initiated by the Indemnitee, unless:
1.	such indemnification is expressly required to be made by law,

2.	the proceeding was authorised by the shareholder(s) (or other decision making organ) of SIG Euro Holding AG & Co. KGaA; or

3.	such indemnification is provided by SIG Euro Holding AG & Co. KGaA, in its sole discretion, pursuant to the powers vested in SIG Euro Holding AG & Co. KGaA under applicable law.
4.	Indemnification Procedure
4.1 The Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to the Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, the Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.
4.2 There shall be no presumption in favour of indemnification. If there is a dispute between Rank and the Indemnitee as to whether the Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the Indemnitee.
4.3 The Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.
5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing Law; Language

This Letter shall be governed by and its provisions construed in accordance with German law.

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by the Indemnitee having the benefit of this Letter.

8.	Termination

This Letter shall remain in effect in favor and for the benefit of the Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(a)	the Indemnitee ceasing to serve as a supervisory board member of SIG Euro Holding AG & Co. KGaA; or

(b)	the date on which all obligations of SIG Euro Holding AG & Co. KGaA in respect of the Transaction Documents are released.
This Letter has been executed as of the date stated at the beginning hereof.
Rank Group Limited

/s/ Graeme Hart
Graeme Hart
Director